Exhibit 99.1

WASTE CONNECTIONS REPORTS FOURTH QUARTER RESULTS AND PROVIDES 2019 OUTLOOK

Fourth Quarter 2018 Highlights

-	Revenue of $1.262 billion, exceeding outlook
-	Reports 4.9% solid waste price + volume growth, exceeding outlook
-	Net income attributable to Waste Connections of $132.5 million, or $0.50 per share
-	Adjusted net income attributable to Waste Connections* of $166.2 million, or $0.63 per share, up 21.2% per share
-	Adjusted EBITDA* of $397.2 million, or 31.5% of revenue

Full-Year 2018 Highlights

-	Revenue of $4.923 billion, up 6.3%
-	Net income attributable to Waste Connections of $546.9 million, or $2.07 per share
-	Adjusted net income attributable to Waste Connections* of $667.3 million or $2.52 per share, up 16.7% per share
-	Adjusted EBITDA* of $1.566 billion, or 31.8% of revenue, up 7.3% and 30 basis points YoY
-	Net cash provided by operating activities of $1.411 billion, up 18.9%
-	Adjusted free cash flow* of $879.9 million, or 17.9% of revenue, up 15.2%

Looking at 2019

-	Expects revenue of approximately $5.310 billion, excluding additional acquisitions
-	Expects adjusted EBITDA* margin expansion of 30 basis points YoY
-	Expects net cash provided by operating activities of approximately $1.525 billion and double digit adjusted free cash flow* per share growth

TORONTO, ONTARIO, February 13, 2019 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the fourth quarter of 2018.

“2018 finished on a high note, as financial results for the fourth quarter exceeded expectations on better than expected solid waste organic growth, E&P waste activity and acquisition contribution. We are also extremely pleased with our results for the full year as adjusted EBITDA* as a percent of revenue expanded 30 basis points, and adjusted free cash flow* increased 15.2%. Increases in both solid waste pricing growth, which was up 130 basis points year-over-year to 4.5%, and E&P waste activity enabled us to overcome the precipitous decline in recycled commodity values and certain cost pressures noted during the year,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer.  “The strength of these results continues to reflect the benefits of our purposeful culture, differentiated strategy and disciplined execution.”

Mr. Mittelstaedt added, “2018 was also noteworthy for the continuing elevated pace of acquisition activity. Our acquisition of American Disposal in the fourth quarter brought total annualized acquired revenue to more than $360 million for the year, with rollover revenue contribution of approximately $200 million in 2019. Along with continued strong pricing growth, this already positions us for high single digit revenue growth and another 30 basis points adjusted EBITDA* margin expansion in 2019, with any growth in solid waste volumes, E&P waste activity or additional acquisitions providing further upside. We have increased adjusted free cash flow* per share at a compounded rate of more than 15% per year over the past several years, and expect continuing double-digit per share growth in the upcoming year. Our strong financial profile continues to afford the flexibility to fund outsized acquisition activity, an increasing cash dividend and opportunistic share repurchases.”

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q4 2018 Results

Revenue in the fourth quarter totaled $1.262 billion, up from $1.157 billion in the prior year period. Operating income, which included $14.0 million of impairments and other operating items and $2.8 million of acquisition-related costs, was $200.0 million. This compares to $175.0 million in the prior year period, which included $15.2 million of impairments and other operating items and $7.0 million of acquisition-related costs.

Net income attributable to Waste Connections in the fourth quarter was $132.5 million, or $0.50 per share on a diluted basis of 264.5 million shares. In the prior year period, the Company reported $315.1 million, or $1.19 per share on a diluted basis of 264.6 million shares; this included a $209.4 million benefit to the income tax provision primarily resulting from enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

Adjusted net income attributable to Waste Connections* in the fourth quarter was $166.2 million, or $0.63 per share, versus $137.0 million, or $0.52 per share, in the prior year period. Adjusted EBITDA* in the fourth quarter was $397.2 million, as compared to adjusted EBITDA* of $360.7 million in the prior year period. Adjusted net income attributable to Waste Connections, adjusted net income attributable to Waste Connections per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude the impact of the Tax Act, fair value accounting changes to certain equity awards, and acquisition-related items, as shown in the detailed reconciliation in the attached schedules.

Full Year 2018 Results

For the year ended December 31, 2018, revenue was $4.923 billion, as compared to revenue of $4.630 billion in 2017. Operating income, which included $40.7 million of impairments and other operating items, fair value accounting changes to certain equity awards, and other acquisition-related costs, was $832.2 million. This compares to operating income of $627.1 million in the prior year, which included $189.2 million of expenses primarily related to both goodwill impairment against the Company’s E&P segment resulting from the early adoption of FASB’s recent accounting pronouncement simplifying the test for goodwill impairment, and impairments and other operating items mostly related to the divestiture or expected divestiture of certain assets acquired in the Progressive Waste acquisition.

Net income attributable to Waste Connections in 2018 was $546.9 million, or $2.07 per share on a diluted basis of 264.4 million shares. In 2017, the Company reported net income attributable to Waste Connections of $576.8 million, or $2.18 per share on a diluted basis of 264.3 million shares; this included a $205.6 million benefit to the income tax provision primarily related to the Tax Act.

Adjusted net income attributable to Waste Connections* in 2018 was $667.3 million, or $2.52 per share, compared to $570.7 million, or $2.16 per share, in the prior year. Adjusted EBITDA* in 2018 was $1.566 billion, as compared to $1.461 billion in the prior year. Adjusted net income attributable to Waste Connections, adjusted net income attributable to Waste Connections per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude the impact of the Tax Act, acquisition-related items and impairments and other operating items, as reflected in the detailed reconciliations in the attached tables.

2019 Outlook

Waste Connections also announced its outlook for 2019, which assumes no change in the current economic environment. The Company’s outlook excludes any impact from additional acquisitions that may close during the year, and expensing of transaction-related items. The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic filings with the Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. Certain components of the outlook for 2019 are subject to quarterly fluctuations. See reconciliations in the attached tables.

-	Revenue is estimated at approximately $5.310 billion.
-	Net income attributable to Waste Connections is estimated at approximately $636.0 million.
-	Adjusted EBITDA* is estimated at approximately $1.705 billion, or about 32.1% of revenue.
-	Net cash provided by operating activities is estimated to be approximately $1.525 billion.
-	Adjusted free cash flow* is estimated to be approximately $950.0 million.

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q4 2018 Earnings and 2019 Outlook Conference Call

Waste Connections will be hosting a conference call related to fourth quarter earnings and 2019 outlook on February 14th at 8:30 A.M. Eastern Time. To access the call, listeners should dial 877-256-3271 (within North America) or 212-231-2927 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call (a passcode is not required). A replay of the conference call will be available until February 21, 2019 by calling 800-633-8284 (within North America) or 402-977-9140 (international) and entering Passcode # 21912651. The call will be broadcast live over the Internet through a link on the Company’s website at www.wasteconnections.com.  A playback of the call will be available on the Company’s website.

Waste Connections will be filing a Form 8-K on EDGAR and on SEDAR (as an "Other" document) prior to markets opening on February 14th, providing the Company's first quarter 2019 outlook for revenue, price plus volume growth for solid waste and adjusted EBITDA*.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than six million residential, commercial, industrial, and exploration and production customers in 41 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (SEC) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (“PSLRA”), including “forward-looking information” within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “expects,” ”estimate,” “continue,” “intends” or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2019 financial results, outlook and related assumptions, potential acquisition activity and the amount of capital returned to shareholders. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company’s filings with the SEC and the securities commissions or similar regulatory authorities in Canada. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253

maryannew@wasteconnections.com

* A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND TWELVE months ended DECEMBER 31, 2017 and 2018

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2018	2017	2018
Revenues	$1,157,175	$1,261,732	$4,630,488	$4,922,941
Operating expenses:
Cost of operations	680,373	744,757	2,704,775	2,865,704
Selling, general and administrative	126,038	125,806	509,638	524,388
Depreciation	135,179	148,841	530,187	572,708
Amortization of intangibles	25,411	28,336	102,297	107,779
Impairments and other operating items	15,160	14,012	156,493	20,118
Operating income	175,014	199,980	627,098	832,244

Interest expense	(32,534)	(35,230)	(125,297)	(132,104)
Interest income	2,042	3,493	5,173	7,170
Other income (expense), net	175	(1,113)	3,736	1,263
Foreign currency transaction gain (loss)	1,302	(1,110)	(2,200)	(1,433)
Income before income tax provision	145,999	166,020	508,510	707,140

Income tax (provision) benefit	169,129	(33,477)	68,910	(159,986)
Net income	315,128	132,543	577,420	547,154
Less: Net income attributable to noncontrolling interests	(42)	(65)	(603)	(283)
Net income attributable to Waste Connections	$315,086	$132,478	$576,817	$546,871

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic	$1.19	$0.50	$2.19	$2.07

Diluted	$1.19	$0.50	$2.18	$2.07

Shares used in the per share calculations:
Basic	263,825,060	263,628,941	263,682,608	263,650,155
Diluted	264,610,894	264,453,655	264,302,411	264,395,618

Cash dividends per common share	$0.14	$0.16	$0.50	$0.58

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2017	December 31, 2018
ASSETS
Current assets:
Cash and equivalents	$433,815	$319,305
Accounts receivable, net of allowance for doubtful accounts of $17,154 and $16,760 at December 31, 2017 and 2018, respectively	554,458	609,545
Current assets held for sale	1,596	-
Prepaid expenses and other current assets	186,999	164,053
Total current assets	1,176,868	1,092,903
Restricted cash	119,412	84,661
Restricted investments	47,600	47,486
Property and equipment, net	4,820,934	5,168,996
Goodwill	4,681,774	5,031,685
Intangible assets, net	1,087,436	1,128,628
Long-term assets held for sale	12,625	-
Other assets, net	68,032	72,970
	$12,014,681	$12,627,329
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$330,523	$359,967
Book overdraft	19,223	18,518
Accrued liabilities	278,039	289,544
Deferred revenue	145,197	179,282
Current portion of contingent consideration	15,803	11,612
Current liabilities held for sale	2,155	-
Current portion of long-term debt and notes payable	11,659	1,786
Total current liabilities	802,599	860,709

Long-term debt and notes payable	3,899,572	4,153,465
Long-term portion of contingent consideration	31,482	43,003
Other long-term liabilities	316,191	349,931
Deferred income taxes	690,767	760,033
Total liabilities	5,740,611	6,167,141
Commitments and contingencies
Equity:
Common shares: 263,660,803 shares issued and 263,494,670 shares outstanding at December 31, 2017; 263,271,302 shares issued and 263,141,413 shares outstanding at December 31, 2018	4,187,568	4,131,307
Additional paid-in capital	115,743	133,577
Accumulated other comprehensive income (loss)	108,413	(74,786)
Treasury shares: 166,133 and 129,889 shares at December 31, 2017 and 2018, respectively	-	-
Retained earnings	1,856,946	2,264,510
Total Waste Connections’ equity	6,268,670	6,454,608
Noncontrolling interest in subsidiaries	5,400	5,580
Total equity	6,274,070	6,460,188
	$12,014,681	$12,627,329

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

TWELVE months ended DECEMBER 31, 2017 and 2018

(Unaudited)

(in thousands of U.S. dollars)

	Twelve months ended December 31,
	2017	2018
Cash flows from operating activities:
Net income	$577,420	$547,154
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets and impairments	134,491	10,193
Depreciation	530,187	572,708
Amortization of intangibles	102,297	107,779
Deferred income taxes, net of acquisitions	(153,283)	77,859
Amortization of debt issuance costs	4,341	4,158
Share-based compensation	39,361	43,803
Interest accretion	13,822	14,861
Payment of contingent consideration recorded in earnings	(10,012)	(11)
Adjustments to contingent consideration	17,754	349
Other	1,611	943
Net change in operating assets and liabilities, net of acquisitions	(70,729)	31,439
Net cash provided by operating activities	1,187,260	1,411,235

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(410,695)	(830,091)
Capital expenditures for property and equipment	(479,287)	(546,145)
Proceeds from disposal of assets	28,432	5,385
Other	636	(969)
Net cash used in investing activities	(860,914)	(1,371,820)

Cash flows from financing activities:
Proceeds from long-term debt	973,754	1,022,737
Principal payments on notes payable and long-term debt	(770,106)	(970,773)
Payment of contingent consideration recorded at acquisition date	(17,158)	(6,127)
Change in book overdraft	8,241	(839)
Payments for repurchase of common shares	-	(58,928)
Payments for cash dividends	(131,975)	(152,550)
Tax withholdings related to net share settlements of equity-based compensation	(13,994)	(15,032)
Debt issuance costs	(3,667)	(8,630)
Proceeds from sale of common shares held in trust	10,814	2,667
Other	851	(103)
Net cash provided by (used in) financing activities	56,760	(187,578)
Effect of exchange rates changes on cash, cash equivalents and restricted cash	1,795	(1,290)
Net increase (decrease) in cash, cash equivalents and restricted cash	384,901	(149,453)
Cash, cash equivalents and restricted cash at beginning of year	168,476	553,227
Plus (less): change in cash held for sale	(150)	192
Cash, cash equivalents and restricted cash at end of year	$553,227	$403,966

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth: The following table reflects a breakdown of the components of our solid waste internal growth for the three months ended December 31, 2018:

	U.S.	Canada	Total
Core Price	4.1%	6.2%	4.4%
Surcharges	0.4%	0.8%	0.4%
Volume	0.3%	(0.7%)	0.1%
Recycling	(0.7%)	(1.6%)	(0.8%)
Foreign Exchange Impact	-	(3.9%)	(0.6%)
Total	4.1%	0.8%	3.5%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended December 31, 2017 and 2018:

	Three Months Ended December 31, 2017
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$800,625	$(2,396)	$798,229	69.0%
Solid Waste Disposal and Transfer	388,010	(149,909)	238,101	20.6%
Solid Waste Recycling	30,285	(1,730)	28,555	2.4%
E&P Waste Treatment, Recovery and Disposal	55,812	(2,547)	53,265	4.6%
Intermodal and Other	39,331	(306)	39,025	3.4%
Total	$1,314,063	$(156,888)	$1,157,175	100.0%

	Three Months Ended December 31, 2018
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$874,601	$(2,338)	$872,263	69.1%
Solid Waste Disposal and Transfer	447,998	(177,946)	270,052	21.4%
Solid Waste Recycling	23,075	(1,208)	21,867	1.7%
E&P Waste Treatment, Recovery and Disposal	67,192	(3,218)	63,974	5.1%
Intermodal and Other	34,308	(732)	33,576	2.7%
Total	$1,447,174	$(185,442)	$1,261,732	100.0%

Contribution from Acquisitions: The following table reflects revenues from solid waste acquisitions, net of divestitures, for the three and twelve month periods ended December 31, 2017 and 2018:

	Three months ended December 31,		Twelve months ended December 31,
	2017	2018	2017	2018
Acquisitions, net	$37,615	$61,420	$1,002,979	$153,139

 ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

 Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and twelve-month periods ended December 31, 2017 and 2018:

	Three months ended December 31,		Twelve months ended December 31,
	2017	2018	2017	2018
Cash Interest Paid	$39,145	$39,296	$115,645	$124,338
Cash Taxes Paid	74,101	19,102	155,532	52,464

Debt to Book Capitalization as of December 31, 2018: 39%

Internalization for the three months ended December 31, 2018: 56%

Days Sales Outstanding for the three months ended December 31, 2018: 44 (31 net of deferred revenue)

Share Information for the three months ended December 31, 2018:

Basic shares outstanding	263,628,941
Dilutive effect of equity-based awards	824,714
Diluted shares outstanding	264,453,655

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations. Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus net income attributable to noncontrolling interests, plus or minus income tax provision (benefit), plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus any loss on impairments and other operating items, plus other expense, less other income, plus foreign currency transaction loss, less foreign currency transaction gain. Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted EBITDA differently.

	Three months ended December 31,		Twelve months ended December 31,
	2017	2018	2017	2018
Net income attributable to Waste Connections	$315,086	$132,478	$576,817	$546,871
Plus: Net income attributable to noncontrolling interests	42	65	603	283
Plus (Less): Income tax provision (benefit)	(169,129)	33,477	(68,910)	159,986
Plus: Interest expense	32,534	35,230	125,297	132,104
Less: Interest income	(2,042)	(3,493)	(5,173)	(7,170)
Plus: Depreciation and amortization	160,590	177,177	632,484	680,487
Plus: Closure and post-closure accretion	2,976	3,248	11,781	12,997
Plus: Impairments and other operating items	15,160	14,012	156,493	20,118
Plus (Less): Other expense (income), net	(175)	1,113	(3,736)	(1,263)
Plus (Less): Foreign currency transaction loss (gain)	(1,302)	1,110	2,200	1,433
Adjustments:
Plus: Transaction-related expenses (a)	1,282	3,701	5,700	8,607
Plus (less): Fair value changes to certain equity awards (b)	3,033	(896)	16,357	9,205
Plus (less) : Integration-related and other expenses (c)	2,645	(35)	10,612	2,760
Adjusted EBITDA	$360,700	$397,187	$1,460,525	$1,566,418

As % of revenues	31.2%	31.5%	31.5%	31.8%

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.
(c)	Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

 Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Management uses adjusted free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations. Waste Connections defines adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment and distributions to noncontrolling interests. Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of its business. This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Other companies may calculate adjusted free cash flow differently.

	Twelve months ended December 31,
	2017	2018
Net cash provided by operating activities	$1,187,260	$1,411,235
Plus/(Less): Change in book overdraft	8,241	(839)
Plus: Proceeds from disposal of assets	28,432	5,385
Less: Capital expenditures for property and equipment	(479,287)	(546,145)
Less: Distributions to noncontrolling interests	-	(103)
Adjustments:
Payment of contingent consideration recorded in earnings (a)	10,012	11
Cash received for divestitures (b)	(21,100)	(2,030)
Transaction-related items (c)	5,700	8,607
Integration-related and other expenses (d)	10,602	2,760
Pre-existing Progressive Waste share-based grants (e)	17,037	5,772
Synergy bonus (f)	11,798	-
Tax effect (g)	(14,804)	(4,752)
Adjusted free cash flow	$763,891	$879,901

As % of revenues	16.5%	17.9%

(a)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(b)	Reflects the elimination of cash received in conjunction with the divestiture of certain Progressive Waste operations.
(c)	Reflects the addback of acquisition-related items, including transaction costs.
(d)	Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.
(e)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(f)	Reflects the addback of cash bonuses paid pursuant to the Company’s Synergy Bonus Program in conjunction with the Progressive Waste acquisition.
(g)	The aggregate tax effect of footnotes (a) through (f) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Net Income attributable to Waste Connections to Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry. Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations. Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods. Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations. Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate these non-GAAP financial measures differently.

	Three months ended December 31,		Twelve months ended December 31,
	2017	2018	2017	2018
Reported net income attributable to Waste Connections	$315,086	$132,478	$576,817	$546,871
Adjustments:
Amortization of intangibles (a)	25,411	28,336	102,297	107,779
Impairments and other operating items (b)	15,160	14,012	156,493	20,118
Transaction-related expenses (c)	1,282	3,701	5,700	8,607
Fair value changes to certain equity awards (d)	3,033	(896)	16,357	9,205
Integration-related and other expenses (e)	2,645	(35)	10,612	2,760
Tax effect (f)	(16,151)	(11,383)	(91,979)	(37,165)
Tax items (g)	(209,418)	-	(205,631)	9,093
Adjusted net income attributable to Waste Connections	$137,048	$166,213	$570,666	$667,268

Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$1.19	$0.50	$2.18	$2.07
Adjusted net income	$0.52	$0.63	$2.16	$2.52

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	Reflects the addback of integration-related items, including rebranding costs, associated with the Progressive Waste acquisition.
(f)	The aggregate tax effect of the adjustments in footnotes (a) through (e) is calculated based on the applied tax rates for the respective periods.
(g)	In 2018, primarily reflects refinements to the estimates, as provided by Staff Accounting Bulletin No. 118, of the impact of a portion of the Company’s U.S. earnings no longer permanently reinvested in conjunction with the Tax Act. In 2017, reflects income tax benefit primarily resulting from a reduction of deferred tax liabilities due to enactment of the Tax Act, partially offset by deferred income tax expense due to a portion of the Company’s U.S. earnings no longer permanently reinvested, also related to the Tax Act.

 2019 OUTLOOK

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

	2019 Outlook
	Estimate	Observation
Net income attributable to Waste Connections	$636,000
Plus: Net income attributable to noncontrolling interests	1,000
Plus: Income tax provision	201,000	Approximate 24.0% effective rate*
Plus: Interest expense, net	134,000
Plus: Depreciation and Depletion	600,000	Approximately 11.3% of revenue
Plus: Amortization	120,000
Plus: Closure and post-closure accretion	13,000
Adjusted EBITDA	$1,705,000	Approximately 32.1% of revenue

*Rather than current estimated rate of 21.5%, reflects midpoint of estimated 21.5% to 26.5% potential range resulting from IRS proposed regulations released in late December 2018 related to the Tax Act, which, if finalized and implemented in 2019, could impact 2019’s effective tax rate.

Reconciliation of Adjusted Free Cash Flow:

2019 Outlook
Estimate
Net cash provided by operating activities	$1,525,000
Less: Capital expenditures	(575,000)
Adjusted free cash flow	$950,000

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